NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 25, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 11, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Delaware Investments Minnesota Municipal Income Fund II, Inc. and Delaware Investments National Municipal Income Fund became effective on February 11, 2022. Shareholders of the Acquired Fund received the equivalent aggregate net asset value (NAV) of the Acquiring Fund, as of the close of business of the NYSE (normally 4:00 p.m., Eastern Time) on the last business day prior to the Closing Date. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 14, 2022.